EXHIBIT 10.15

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of July 8, 2004 by and between Phillip T. Levin (the “Seller”) and Zomax, Inc., a Minnesota corporation (the “Company”).

RECITALS:

A.            The Seller is obligated with respect certain margin account obligations identified in the Dain Rauscher Schedule attached hereto (the “Dain Rauscher Loan”).

B.            The Seller owns the number of shares of the Company’s common stock (the “Shares”) held in an account as set forth in the Dain Rauscher Schedule attached hereto.

C.            The Seller is obligated with respect to a loan identified in the Associated Bank Schedule attached hereto (the “Associated Bank Loan” and together with the Dain Rauscher Loan, the “Loans”).

D.            The Seller desires to sell certain of the Shares to the Company, and the Company desires to purchase certain of the Shares from the Seller, on the terms and conditions set forth in this Agreement.

AGREEMENT:

In consideration of the premises and the respective covenants of the Seller and the Company in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Seller and the Company agree as follows:

1.             Purchase and Sale of Shares.  The Seller agrees to sell to the Company, and the Company agrees to purchase (the “Purchase”) all of the Seller’s right, title and interest in 415,000 Shares (the “Purchased Shares”), on the terms and subject to the conditions set forth in this Agreement.

2.             Purchase Price; Manner of Payment.  Subject to Section 3, the purchase price per share to be paid by the Company to the Seller for the Purchased Shares shall be $3.42; such amount to be payable in cash as follows:  (a) approximately $826,271 by wire transfer to the holder of the Dain Rauscher Loan; (b) $471,698.20 by wire transfer to the holder of the Associated Bank Loan; (c) $115,305.49 to be retained by the Company in respect of and in regard to the payment in full of an account payable by RNR, Inc. (a company owned by Seller) to the Company; and (d) the balance by wire transfer to Dain Rauscher to be deposited into Seller’s stock account.

3.             Post-Closing Pricing Adjustment.  Two disclosure events may affect the Company’s future stock price: (i) the disclosure of the Company’s financial performance for calendar quarter ending June 30, 2004, and (ii) the disclosure of a settlement between the Company (and/or certain of its executives) and the SEC, or of the commencement by the SEC of an enforcement action against the Company and/or certain of its executives (collectively, the

“Disclosure Events”).  If, during the period from the date hereof until September 30, 2004, the Disclosure Events occur, and the average reported closing price for the regular trading hours of the Company’s common stock for the five business days following the occurrence of the later to occur of the two Disclosure Events (the “Post-Disclosure Average Price”) is less than $3.25, then the Seller will pay to the Company an amount in cash equal to $3.42 minus the Post-Disclosure Average Price multiplied by 415,000 (the “Post-Closing Price Adjustment”).  At the Company’s option, the Seller may pay the Post-Closing Price Adjustment by transferring to the Company a number of shares of the Company’s common stock equal to the quotient obtained by dividing the Post-Closing Price Adjustment by the Post-Disclosure Average Price or paying cash.  The shares will be delivered or cash shall be paid within 10 business days following the later occurrence of the two disclosure events.

4.             Representations and Warranties of the Seller.  The Seller represents and warrants to the Company that the following representations are true and shall be true as of the Closing Date: (a) the Seller is the sole record owner of the Purchased Shares;  (b) the Purchased Shares will be transferred to the Company upon the Closing free and clear of any liens, encumbrances, pledges, options, charges or other restrictions of any kind or nature;  (c) the Seller has full power, capacity and authority to transfer, assign and deliver the Purchased Shares to the Company;  (d) this Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms;  (e) the transfer, assignment and delivery of the Purchased Shares will not result in the breach of the terms, conditions or obligations of any agreement to which the Seller is a party or the Purchased Shares are subject;  (f) all of the information set forth on the Dain Rauscher Schedule and the Associated Bank Schedule is true, correct and complete; and (g) the Seller agrees that Fredrikson & Byron is representing the Company only and that he has obtained, to the extent the Seller deems necessary and appropriate, specific professional advice with respect to the sale of the Purchased Shares.

                5.             Closing.  The closing of the Purchase (the “Closing”) shall be deemed to occur at such time as the Company pays the purchase price for the Purchased Shares as provided herein.

6.             Resignation.  Effective immediately, the Seller hereby resigns as a member of the Board of Directors of the Company.

7.             Negative Covenant Regarding Margin Collateral.  The Seller will not directly or indirectly use any shares of the Company’s capital stock to secure any indebtedness in connection with any margin account for a period of six months after closing.

                8.             Payoff, Lien Release & Certificate Delivery Logistics.  The Seller and the Company agree to cause all necessary actions to be taken in connection with the Loans, the Shares, any transfer agent of the Company, or any other party related to any of the foregoing to (a) cause the holders of each of the Loans to provide payoff and lien release information and assurance to the Company, (b) to immediately use all of the purchase price for the Purchased Shares to pay all of the Seller’s obligations with respect to the Loans, and (c) cause one or more certificates (or other medium acceptable to the Company) evidencing (or otherwise representing) all of the Purchased Shares to be delivered to the Company.

9.             Closing Conditions.  The obligations of the Company to consummate the transactions described in this Agreement shall be conditioned upon the following:  (a) the representations and warranties of Seller hereunder shall be true and correct;  (b) the Company shall have obtained all corporate approvals it deems appropriate in its sole discretion;  (c)  the Company shall have received assurance in form and substance acceptable to it from the holders of each of the Loans that upon payment of a specific amount identified to the Company by each such holder, any security interest such holder may have in such Shares will be terminated; (d) the Company shall have received assurance acceptable to it in its sole discretion that upon payment of the purchase price for the Purchased Shares, it will promptly receive one or more certificates (or other medium acceptable to the Company) evidencing (or otherwise representing) all of the Purchased Shares.

                10.           Indemnification.  The Seller agrees to indemnify the Company with respect to, and hold the Company harmless from, any out-of-pocket loss, liability or expense (including, but not limited to, reasonable legal fees) which the Company may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon (i) the inaccuracy of any representation or warranty made by the Seller in this Agreement, or (ii) the failure of the Seller to comply with any of his covenants under this Agreement.

11.           Termination of Agreement.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time before the Closing as follows:  (a) by mutual written consent of the Seller and the Company;  (b) by either party upon written notice thereof to the other party if: (i) any material litigation or governmental proceedings arising out of, related to, or based on this Agreement or the purchase and sale contemplated hereby shall have been instituted against the Company or the Seller; or (ii) there has been a material failure by the other party to perform or comply with any agreement, covenant or condition herein required to be performed or complied with by such other party; or (c) by the Company upon written notice thereof to the Seller if the Closing does not occur by July 31, 2004.

12.           Specific Performance.  The Seller acknowledges and agrees that irreparable damage would occur to the Company in the event that any of the Seller’s obligations under this Agreement were not performed in accordance with the specific terms of this Agreement or were otherwise breached.  Accordingly, the Seller agrees that the Company shall be entitled to obtain an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Company is entitled in law or in equity.

13.           Expenses.  The Seller and the Company will be responsible to pay all of their respective legal, accounting, financial advisory and similar expenses incurred in connection with the transactions provided for in this Agreement.

14.           Miscellaneous.

(a)           This Agreement shall be binding upon and shall inure to the benefit of and be enforceable against the parties hereto and their respective heirs, successors and assigns and shall in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Minnesota, without giving effect to the conflict of laws provisions thereof.

(b)           This Agreement between the Seller and the Company embodies the entire agreement between the Seller and the Company with respect to the purchase and sale of the Purchased Shares and supersedes all prior agreements and understandings, whether written or oral, between them with respect to such purchase and sale.

(c)           This Agreement, and each other agreement or instrument entered into in connection with or contemplated by this Agreement, may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(d)           This Agreement, and each other agreement or instrument entered into in connection with or contemplated by this Agreement, to the extent signed and delivered by means of a facsimile machine shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the Company and the Seller have executed this Agreement as of the date set forth in the first paragraph.

ZOMAX, INC.

By
Name:
Title:

Phillip T. Levin